DRAFT

RIVERNORTH OPPORTUNITIES FUND, INC.

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, dated as of   ____________________, 201_, by and between ALPS Advisors, Inc. (the “Investment Adviser”), a Colorado corporation having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203, and RiverNorth Capital Management, LLC, a Delaware limited liability company (the “Sub- Adviser”), having its principal place of business at325 N. LaSalle Street, Suite 645, Chicago, Illinois 60654.

WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Investment Adviser has entered into an Investment Advisory Agreement dated as of  _______________,____  with the RiverNorth Opportunities Fund, Inc. (the “Fund”), a closed-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Investment Adviser desires to retain Sub-Adviser to render investment advisory and other services to the Fund in the manner and on the terms hereinafter set forth;

WHEREAS, the Investment Adviser has the authority under the Investment Advisory Agreement, with the consent of the Fund, to select investment sub-advisers for the Fund; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Investment Adviser with respect to the Fund;

NOW, THEREFORE, Investment Adviser and Sub-Adviser agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER

Investment Adviser hereby appoints Sub-Adviser to act as a sub-adviser to the Fund, and in accordance with the terms and conditions of this Agreement.

2.	ACCEPTANCE OF APPOINTMENT

Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The Fund’s assets will be maintained in the custody of a custodian (who shall be identified by Investment Adviser in writing). Sub-Adviser will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reasonable reliance on instructions of Sub-Adviser. The custodian will be responsible for the custody, receipt and delivery of securities and other assets of the Fund, and, other than as specified herein, Sub-Adviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Fund. Investment Adviser shall be responsible for all custodial arrangements, including the payment of all fees and charges to the custodian.

3.	SERVICES TO BE RENDERED BY THE SUB-ADVISER

A.            As sub-adviser to the Fund, Sub-Adviser will coordinate and execute the investment and reinvestment of the assets of the Fund and determine the composition of the assets of the Fund.

The Sub-Adviser (and its directors, managers, officers and employees) shall perform all services under this Agreement on a discretionary basis, subject to the general direction, supervision and control of the Investment Adviser and the Fund’s Board of Directors, and in strict conformity with: (i) the Investment Company Act, the Advisers Act and any and all other applicable laws; (ii) the Fund’s Articles of Amendment and Restatement and bylaws; (iii) any and all investment guidelines, instructions and directions provided by the Investment Adviser or the Fund; (iv) the Fund’s compliance policies, procedures and guidelines; and (v) the investment objectives, policies and restrictions set forth in the prospectus and statement of additional information contained in the Fund’s Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “Securities Act”) and the Investment Company Act, as currently in effect and as supplemented and/or amended from time to time (respectively, the “Prospectus”, the “Statement of Additional Information”, and the “Registration Statement”), as each may be modified from time to time (the documents described in (ii) through (v) above, the “Fund Documents”). Prior to the commencement of the Sub-Adviser’s services hereunder, the Investment Adviser shall provide Sub-Adviser with current copies of the Fund Documents. Investment Adviser undertakes to provide Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to the Fund Documents, and Sub-Adviser will not need to comply until a copy has been provided to Sub-Adviser.

Notwithstanding anything contained herein to the contrary, should Sub-Adviser choose to utilize reverse repurchase agreement obligations, derivative instruments or other instruments or trading practices that, according to the Securities and Exchange Commission (“SEC”) or its staff, may cause senior securities concerns, the Investment Adviser acknowledges that the monitoring of the use of such instruments or trading practices for compliance with the Investment Company Act, or interpretations or modifications by the SEC, SEC staff or other authority with appropriate jurisdiction, is the responsibility of the Sub-Adviser and not the Investment Adviser. The Investment Adviser, and not the Sub-Adviser, is responsible for making recommendations to the Fund regarding, and monitoring (for purposes of Investment Company Act compliance, general market conditions and otherwise), the Fund’s use of bank borrowings (other than reverse repurchase agreements) or other similar term loans and the Fund’s issuance of preferred shares (or other “senior securities” in the form of debt or stock pursuant to Section 18 of the Investment Company Act), if any.

The Sub-Adviser shall fully cooperate with the Fund’s and the Investment Adviser’s Chief Compliance Officers, the Fund’s legal counsel, any counsel to the Fund’s directors who are not “interested persons” of the Fund (as that term is defined under the Investment Company Act) and the Fund’s independent public accounting firm.

B.            Subject to any direction from the Investment Adviser or the Fund, the Sub-Adviser is responsible for placing orders for the execution of portfolio transactions with or through or with such brokers, dealers, counterparties or banks as Sub-Adviser may select. In choosing broker-dealers, Sub-Adviser may take into account, in addition to commission costs and execution capabilities, the financial stability and reputation of the broker- dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”)) provided by such broker-dealers. In addition, Sub-Adviser may receive brokerage and research services in connection with certain riskless principal transactions, in accordance with applicable law. Sub-Adviser is authorized to pay broker-dealers who provide such brokerage or research services a commission (or equivalent) for executing a transaction which is in excess of the commissions (or equivalents) another broker-dealer would have charged for executing that transaction, if Sub-Adviser determines that such commission (or equivalent) is reasonable in relation to the value of the brokerage and research services provided to Sub-Adviser by the broker-dealer. Sub-Adviser will use its best efforts to obtain best execution under the circumstances for all portfolio transactions for the Fund and will use its best judgment to choose the broker-dealer most capable of providing the services necessary to obtain most favorable execution under the circumstances, taking into consideration the full range and quality of a broker-dealer’s services in placing transactions with broker-dealers including, among other things, the value of research provided (with respect to evaluating commissions and commission equivalents) as well as execution capability, commission rate (or commission equivalent), financial stability and responsibility, reputation, and responsiveness to the Sub-Adviser. In no event shall Sub-Adviser be under any duty to obtain the lowest commission for the Fund on any particular transaction. Sub-Adviser is not under any duty to execute transactions for the Fund before or after transactions for other like accounts managed by Sub-Adviser, except to the extent that doing so would violate applicable law. Sub-Adviser may aggregate sales and purchase orders of securities or derivatives held in the Fund with similar orders being made simultaneously for other portfolios managed by Sub-Adviser if, in Sub-Adviser’s reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price, brokerage commission, and other expenses. If an aggregate order is executed in parts at different prices, or two or more separate orders for two or more of Sub-Adviser’s clients are entered at approximately the same time on any day and are executed at different prices, Sub-Adviser has discretion, subject to its fiduciary duty to the Fund and its other advisory clients, to use an average price at which such securities were purchased or sold for the Fund and each of the clients for whom such orders were executed. Sub-Adviser may engage in brokerage and other securities transactions on behalf of the Fund with broker-dealer affiliates of Sub-Adviser in accordance with applicable Fund documents and applicable law.

C.            The Sub-Adviser will furnish to the Investment Adviser and the Fund, from time to time and as the Investment Adviser may request, reports and other data or information on portfolio transactions and reports and other data or information on the Fund’s assets, all in such detail and in such frequency as may be requested from time to time. The Sub-Adviser will also provide the Investment Adviser and the Fund, upon the Investment Adviser’s or the Fund’s request, with economic and investment analysis and reports or other investment services normally available to institutional or other clients of the Sub-Adviser. The Sub-Adviser will make available its officers and employees to meet with the Investment Adviser and the Fund's Board of Directors to review the investments of the Fund, on a quarterly, or upon due notice, at a time requested by the Investment Adviser or the Fund’s Board of Directors.

D.            Investment Adviser understands and agrees that Sub-Adviser performs investment management services for various clients and may take action with respect to any of its other clients which may differ from action taken or from the timing or nature of action taken by Sub-Adviser for the Fund. Sub-Adviser’s authority hereunder shall not be impaired because of the fact that it may effect transactions with respect to securities for its own account or for the accounts of others which it manages which are identical or similar to securities to which it may effect transactions for the Fund at the same or similar times.

E.            The Sub-Adviser also will promptly furnish and make available to the Fund such information concerning the Sub-Adviser and its services hereunder as the Investment Adviser or the Fund may request in the preparation of the Fund’s or the Investment Adviser’s regulatory filings, reports and other documents or in the fulfillment of its other compliance obligations. The Sub-Adviser will review draft filings, reports and other documents provided to it, and provide comments/corrections to the same on a timely basis. In addition, the Sub-Adviser will provide on a timely basis such certifications or sub-certifications as the Investment Adviser or the Fund may reasonably request in order to support and facilitate certifications required to be provided by the Investment Adviser or the Fund (or their officers) from time to time.

F.            The Sub-Adviser shall promptly provide the Investment Adviser’s and the Fund’s Chief Compliance Officer (“CCO”), upon request, copies of its policies and procedures for compliance by the Sub-Adviser and the Fund with the Federal Securities Laws as defined in Rule 38a-1 under the Investment Company Act and promptly provide the CCO with copies of any material changes to those policies and procedures. The Sub-Adviser shall fully cooperate with the CCO as to facilitate the CCO’s performance of his/her responsibilities under Rule 38a-1 to review, evaluate and report to the Fund’s Board of Directors on the operation of the Sub-Adviser’s compliance policies and procedures and shall promptly report to the CCO any “Material Compliance Matter” as defined by Rule 38a-1(e)(2). At least annually, the Sub-Adviser shall provide a certification to the CCO to the effect that the Sub- Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Fund and the Sub-Adviser with the Federal Securities Laws.

G.            The Sub-Adviser will maintain all books and records relating to investment decisions, trade orders and similar undertakings of the Sub-Adviser under this Agreement required to be maintained pursuant to the Investment Company Act and the rules and regulations promulgated thereunder with respect to transactions made by it on behalf of the Fund including, without limitation, the books and records required by Rule 31a-l under the Investment Company Act, and shall timely furnish to the Adviser all information relating to the Sub-Adviser's services hereunder needed by the Adviser to keep such other books and records of the Fund required by Rule 31a-1 under the Investment Company Act. The Sub-Adviser will also preserve all such books and records for the periods prescribed in Rule 31a-2 under the Investment Company Act. The Sub-Adviser further agrees that all books and records maintained hereunder shall be made available to the Investment Adviser and the Fund at any time upon request, including facsimile, without delay, during any business day. Upon termination of this Agreement, the Sub-Adviser, at it expense, shall promptly upon demand, return to the Investment Adviser and the Fund any and all such records.The Sub-Adviser shall not be required to maintain books and records that are required to be maintained by the Fund’s administrator other than as required of it by applicable laws and regulations. Sub-Adviser shall file with the SEC all forms pursuant to the 1934 Act with respect to its duties as are set forth herein.

H.            The Sub-Adviser will, unless and until otherwise directed by the Investment Adviser, exercise all investor rights with respect to the Fund’s assets, including, but not limited to, voting proxies in accordance with the Sub- Adviser’s then-current proxy voting policies and procedures. The Sub-Adviser will report quarterly to the Investment Adviser and the Fund regarding such voting in a format reasonably requested by the Investment Adviser or the Fund. The Sub-Adviser represents that it has adopted and implemented written policies and procedures that are reasonably designed to ensure that the Sub-Adviser votes proxies in the best interest of the Fund in compliance with the requirements of Rule 206(4)-6 under the Advisers Act. The Sub-Adviser shall promptly provide notice and copies of any material changes to its policies procedures or other guidelines for voting proxies to the Fund and the Investment Adviser. Upon request, the Sub-Adviser shall provide the Investment Adviser and the Fund with a complete and current copy of its policies, procedures and other guidelines or a description of the same for the purpose of disclosing such information in the Fund’s prospectus or as otherwise required by applicable law.

The Sub-Adviser will promptly inform and forward to the Investment Adviser any and all information received by Sub-Adviser relating to any class action or other litigation, any bankruptcy matters, or any other legal proceedings involving the Fund’s portfolio investments.

4.	VALUATION AND COMPENSATION

On an ongoing basis, the Sub-Adviser shall monitor market developments for significant events occurring after the close of the primary markets for Fund assets that may materially affect their value, and shall promptly notify the Investment Adviser of any such event that comes to the Sub-Adviser’s attention. In addition, the Sub- Adviser will respond promptly to any request from the Investment Adviser or the Fund for information needed to assist the Fund in the valuation of any Fund asset, and to provide to the Investment Adviser or the Fund such information as is in the Sub-Adviser’s possession regarding the same. Sub-Adviser will promptly report all securities and other transactions for the Fund to the custodian, in a manner and at such times as agreed upon between Investment Adviser and Sub-Adviser.

Investment Adviser will pay Sub-Adviser as compensation for providing services in accordance with this Agreement those fees as set forth in Appendix A hereto. Investment Adviser and Sub-Adviser agree that all fees shall become due and owing to Sub-Adviser promptly after the termination date of Sub-Adviser with respect to the Fund and that the amount of such fees shall be calculated by treating the termination date as the next fee computation date. The annual base fee will be prorated for such fees owed through the termination date. In addition, Investment Adviser shall be responsible for all extraordinary expenses incurred by Sub-Adviser in connection with the performance of its duties hereunder, including, but not limited to, expenses incurred with respect to proxy voting execution, advice and reporting. The Sub-Adviser acknowledges and agrees that the Fund has no responsibility or liability for paying any fees to Sub-Adviser (or reimbursing Sub-Adviser for any costs or expenses) under this Agreement, and that all fees owed to Sub-Adviser hereunder shall be payable by the Investment Adviser.

5.	LIABILITY AND INDEMNIFICATION

A.            Except as may otherwise be provided by the Investment Company Act or any other federal securities law, in the absence of willful misconduct, bad faith, gross negligence and breach of fiduciary duty, neither Sub-Adviser nor any of its officers, affiliates, employees or consultants (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) incurred or suffered by Investment Adviser or the Fund as a result of any error of judgment or for any action or inaction taken in good faith by the Sub- Adviser or its Affiliates with respect to the Fund.

B.            Except as may otherwise be provided by the Investment Company Act or any other federal securities law, Investment Adviser shall indemnify and hold harmless Sub-Adviser, its officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject at common law or otherwise, arising out of Sub-Adviser’s action or inaction or based on this Agreement; provided however, Investment Adviser shall not indemnify or hold harmless the Sub-Adviser Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) due to (i) any breach by Sub-Adviser of a Sub-Adviser representation or warranty made herein, (ii)any willful misconduct, fraud, reckless disregard or gross negligence of, or breach of fiduciary duty by, Sub- Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, advertisements or sales literature, if such statement was made in reliance upon information furnished to Investment Adviser by Sub-Adviser in writing and intended for use therein.

C.            Notwithstanding anything in this Agreement to the contrary contained herein, Sub-Adviser shall not be responsible or liable for its failure to perform under this Agreement or for any losses to Investment Adviser or the Fund resulting from any event beyond the reasonable control of Sub-Adviser or its agents, including but not limited to nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Fund’s property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God, or any other similar event. Sub- Adviser shall at all times while this Agreement is in effect have adopted and instituted commercially reasonable business continuity and disaster recovery policies and procedures.

6.	REPRESENTATIONS OF THE INVESTMENT ADVISER Investment Adviser represents, warrants and agrees that:

A.            Investment Adviser has been duly authorized by the Directors of the Fund to delegate to Sub-Adviser the provision of investment services to the Fund as contemplated hereby.

B.            Investment Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii)has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify Investment Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

C.            Investment Adviser acknowledges receipt of Sub-Adviser’s Form ADV.

D.            Investment Adviser shall provide (or cause the Fund’s custodian to provide) timely information to Sub- Adviser regarding such matters as the composition of Fund assets, cash requirements and cash available for investment by the Fund, and all other information as may be reasonably necessary for Sub-Adviser to perform its duties hereunder.

E.            The Investment Adviser will discharge its duties under this Agreement in accordance with the applicable provisions of the Investment Company Act, the Advisers Act, the rules and regulations thereunder, and any and all other applicable laws.

F.            The execution, delivery and performance by the Investment Adviser of this Agreement are within the Investment Adviser's powers and have been duly authorized, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Investment Adviser for the execution, delivery and performance by the Investment Adviser of this Agreement.

G.            The execution, delivery and performance by the Investment Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Investment Adviser's certificate of incorporation or by-laws, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Investment Adviser.

H.            This Agreement is a valid and binding agreement of the Investment Adviser, enforceable against it in accordance with the terms hereof.

I.            The Investment Adviser represents on behalf of the Fund that the Fund will at all times constitute an “eligible contract participant” under Section 1a(18)(A)(iii) of the Commodity Exchange Act, as amended.

7.	REPRESENTATIONS OF THE SUB-ADVISER

Sub-Adviser represents, warrants and agrees as follows:

A.            Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Investment Adviser of the occurrence of any event that would disqualify Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

B.            Sub-Adviser has duly adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act, and will provide Investment Adviser with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the Sub-Adviser shall certify to the Investment Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Investment Adviser, Sub-Adviser will furnish to Adviser, such records as may be reasonably required.by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Adviser’s code of ethics.

C.            Sub-Adviser has adopted and implemented policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons of the Federal Securities Laws as defined under the Advisers Act and the Investment Company Act.

D.            Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

E.            The Form ADV of the Sub-Adviser, as provided to the Investment Adviser and the Fund in connection with the approval of this Agreement, is a true and complete copy of the form as currently in effect.

F.            There is no material fact respecting or relating to the Sub-Adviser that is contained in the Registration Statement that is untrue or inaccurate in any material respect. Sub-Adviser will notify the Investment Adviser and the Fund promptly of any material fact respecting or relating to Sub-Adviser that is not contained in the Registration Statement or of any statement contained therein respecting or relating to Sub-Adviser that becomes untrue or inaccurate in any material respect.

G.            There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which Sub- Adviser or any of its “affiliated persons” is a party, or to which any of the assets of the Sub-Advises is subject, which reasonably might be expected to (i) result in any material adverse change in the Sub-Adviser’s condition (financial or otherwise), business or prospects; (ii) affect adversely in any material respect any of the Sub-Adviser’s assets; (iii) materially impair the Sub-Adviser’s ability to discharge its obligations under this Agreement. The Sub- Adviser has not received any notice of an investigation by the SEC or any state regarding the Federal Securities Laws (as defined under the Investment Company Act and the Advisers Act).

H.            The Sub-Adviser will discharge its duties under this Agreement in accordance with the applicable provisions of the Investment Company Act, the Advisers Act, the rules and regulations thereunder, and any and all other applicable laws.

I.            The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub- Adviser's powers and have been duly authorized, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement.

J.            The execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser's certificate of incorporation or by-laws, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser.

K.            This Agreement is a valid and binding agreement of the Sub-Adviser, enforceable against it in accordance with the terms hereof.

8.	NON-EXCLUSIVITY

The services of Sub-Adviser to the Investment Adviser and the Fund are not to be deemed to be exclusive, and Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, managers, officers, and employees of Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or employees of any other firm or corporation.

9.	SUPPLEMENTAL ARRANGEMENTS

Subject to Sections 12 and 19 hereof, and the requirements of applicable law, Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of Sub- Adviser, and neither Investment Adviser nor the Fund shall have any obligations with respect thereto or otherwise arising under the Agreement.

10.	DURATION AND TERMINATION OF AGREEMENT

This Agreement shall continue in effect for a period of two years from the date hereof, subject thereafter to being continued in force and effect from year to year if specifically approved each year by either (i) the Board of Directors of the Fund, or (ii) by the affirmative vote of a majority of the Fund's outstanding voting securities. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Fund's Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on the renewal of this Agreement, the Board of Directors of the Fund, and the Investment Adviser, may request and evaluate, and the Sub-Adviser shall furnish, such information as may reasonably be necessary to enable the Fund's Board of Directors and the Investment Adviser, to evaluate the terms of this Agreement.

This Agreement may be terminated at any time, without the payment of any penalty, by a vote of the majority of the Fund’s Directors, by the vote of a majority of the outstanding voting securities of the Fund, or the Investment Adviser, upon sixty (60) days’ prior written notice to Sub-Adviser. In addition, this Agreement may be terminated by Sub-Adviser upon sixty (60) days written notice to the Investment Adviser. This Agreement will automatically terminate, without the payment of any penalty, in the event the Investment Advisory Agreement between the Investment Adviser and the Fund is assigned (as defined in the Investment Company Act) or terminates for any other reason. To the extent permitted by applicable law, this Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

11.	AMENDMENTS TO THE AGREEMENT

A provision of this Agreement may be amended, changed, waived, discharged or removed only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or removal is sought. An amendment to this Agreement shall not be effective until approved in accordance with the Investment Company Act.

12.	ASSIGNMENT

This Agreement shall automatically terminate in the event of its assignment. The Sub-Adviser agrees to provide the Investment Adviser and the Fund with immediate written advance notice of any event(s), transaction(s) or circumstance(s), whether actual, proposed or expected, that could result in an “assignment” of the Agreement. The Sub-Adviser shall promptly reimburse the Fund for any and all costs and expenses incurred by the Fund, or its officers, directors or employees, in connection with any actual, proposed or expected “assignment” of the Agreement (even if a proposed or expected “assignment” ultimately does not take place).

13.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter of this Agreement.

14.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

15.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party (i) in person, (ii) by registered or certified mail, or (iii) delivery service, providing the sender with notice of receipt, or to such other address as specified in a notice duly given to the other parties.

Notice shall be deemed given on the date delivered if sent in accordance with this paragraph.

For:	ALPS Advisors, Inc.
1290 Broadway, Suite 1100
Denver, CO 80203
Attn: Counsel

For:	RiverNorth Capital Management, LLC
325 N. LaSalle Street
Chicago, IL 60654
Attn: Marc Collins

16.	SEVERABILITY AND SURVIVAL

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Sections 4 (regarding payment of final fee to Sub-Adviser), 5, 13, 14, 15, 16, 17, 18 and 19 shall survive the termination of this Agreement.

17.	GOVERNING LAW; NO THIRD PARTY BENEFICIARIES

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control. There are no third party beneficiaries of this Agreement, except for the Fund.

18.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

19.	CONFIDENTIALITY

Each party shall treat as confidential all Confidential Information of the other (as that term is defined below) and use such information only in furtherance of the purposes of this Agreement. Each party shall limit access to the Confidential Information to its affiliates, employees, consultants, auditors and regulators who reasonably require access to such Confidential Information, and otherwise maintain policies and procedures designed to prevent disclosure of the Confidential Information. For purposes of this Agreement, Confidential Information shall include all non-public business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party or of the Fund. Confidential Information also includes, but is not limited to: the records maintained pursuant to this Agreement, and any other data, records or other information in any form regarding the securities or other assets held or to be acquired by the Fund, or the transactions in securities or other assets effected or to be effected on behalf of the Fund. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, or (iii) was known to the applicable party at the time of the disclosure.

No party may use Confidential Information about the other party or the Fund, except solely: (i) for the legitimate business purposes for which the Confidential Information was provided, generated or recorded; or (ii) as specifically agreed to in writing by the other party (or the Fund) to which the Confidential Information pertains. No party may disclose to others Confidential Information about the other party or the Fund, except solely: (i) as may be required by applicable law or compelled by judicial or regulatory authority having competent jurisdiction over the party; or (ii) as specifically agreed to in writing by the other party (or the Fund) to which the Confidential Information pertains. Notwithstanding the foregoing, the Investment Adviser may disclose Confidential Information regarding the Sub-Adviser to a third party for the legitimate business purposes of the Investment Adviser or the Fund for which the Confidential Information was provided, generated or recorded. Further, notwithstanding the foregoing, the Sub-Adviser may provide a copy of this Agreement and a copy of the Registration Statement, both of which are publicly available on the SEC’s website, to counterparties and futures commission merchants, swap clearinghouses or swap execution facilities, as required as part of such entity’s due diligence. Sub-Adviser may also provide a copy of the Investment Advisory Agreement between the Fund and the Investment Adviser, which is publicly available on the SEC’s website, for purposes of confirming that there are no provisions therein that may limit the use of derivatives.

Further, no party may trade in any securities issued by another party while in possession of material non-public information about that party or such securities. Lastly, the Sub-Adviser may not consult with any other investment advisers of the Fund about transactions in securities or other assets of the Fund, except for purposes of complying with and otherwise fulfilling the obligations under this Agreement, or complying with the Investment Company Act.

20.	COUNTERPARTS

This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

ALPS Advisors, Inc.		RiverNorth Capital Management, LLC

By:		By:
	Name: Thomas A. Carter		Name
	Title: President		Title

APPENDIX A
TO
INVESTMENT SUB-ADVISORY AGREEMENT

As of    ____________________, 201_

Investment Adviser shall pay to Sub-Adviser on a monthly basis a fee at the annual rate of 0.85% of the Fund’s average Managed Assets as defined in the Fund’s N-2 Registration Statement. Such payment by Sub-Adviser shall be due to Investment Adviser within ten (10) days of month end.